Exhibit 99

Snap-on Announces First Quarter 2025 Results

Sales of $1,141.1 million and diluted EPS of $4.51 for the first quarter of 2025;
Mixed sales results amidst heightened economic uncertainty;
Gross margin of 50.7% improves 20 basis points over last year’s level

KENOSHA, Wis. — April 17, 2025 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2025.
•Net sales of $1,141.1 million in the first quarter of 2025 represented a decrease of $41.2 million, or 3.5%, from 2024 levels, reflecting a $27.3 million, or 2.3%, organic decline and $13.9 million of unfavorable foreign currency translation.
•Operating earnings before financial services for the quarter of $243.1 million, or 21.3% of net sales, compared to $270.9 million, or 22.9% of net sales, last year, which included a benefit of $11.3 million, or 90 basis points, for payments received associated with a legal matter (the “legal payments”).
•Financial services revenue in the quarter of $102.1 million compared to $99.6 million in 2024; financial services operating earnings of $70.3 million compared to $68.3 million last year.
•Consolidated operating earnings for the quarter of $313.4 million, or 25.2% of revenues (net sales plus financial services revenue), compared to $339.2 million, or 26.5% of revenues, in 2024, which included a benefit of $11.3 million, or 90 basis points, for the legal payments.
•The first quarter effective income tax rate was 22.2% in both 2025 and 2024.
•Net earnings in the quarter of $240.5 million, or $4.51 per diluted share, compared to net earnings of $263.5 million, or $4.91 per diluted share, a year ago. In 2024, net earnings included an $8.8 million, or $0.16 per diluted share, after-tax benefit from the legal payments.
See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.
“Snap-on’s first quarter was marked by the heightened macroeconomic uncertainty of the day that led to mixed results across our operations,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “As such, the grassroots economy, particularly the technician customers of the Tools Group, accelerated their reluctance to purchase financed products. At the same time, we are encouraged by the performance of our businesses serving repair shop owners and managers, by our extension in critical industries outside the military, and by the effectiveness of our Snap-on Value Creation Processes that authored record first quarter operating margins for both our Commercial & Industrial Group and Repair Systems & Information Group, and combined to drive higher overall gross margin. These are times of expanding turbulence. We are, however, confident, holding great belief in the criticality of our markets across essential repair, the considerable capabilities of our battle-tested team, and the power of our continuing investments in product, brand, and people. As we move forward, we believe strongly in our long-established strategy to largely produce in the countries and regions where we sell and in our broad manufacturing capacity in the U.S.,
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fortified by extensive facilities, enabled by deep process know how, and fueled by experienced associates…all structural advantages that position us well to navigate today’s world. As always, I want to extend my thanks to our franchisees and associates worldwide for their significant contributions every day, for their deep dedication in times of difficulty, and for their unshakable confidence in our future.”
Segment Results
Commercial & Industrial Group segment sales of $343.9 million in the quarter compared to $359.9 million last year, reflecting a $10.4 million, or 2.9%, organic decline and $5.6 million of unfavorable foreign currency translation. The organic decrease includes a reduction in activity with customers in critical industries, where lower sales to the military more than offset gains in other critical industry sectors, and a decline in the European-based hand tools business.
Operating earnings of $53.2 million in the period compared to $55.4 million in 2024. The operating margin (operating earnings as a percentage of segment sales) of 15.5% compared to 15.4% last year.
Snap-on Tools Group segment sales of $462.9 million in the quarter compared to $500.1 million last year, reflecting a $33.6 million, or 6.8%, organic sales decrease and $3.6 million of unfavorable foreign currency translation. The organic decline is due to lower activity in the U.S., partially offset by higher sales in the segment’s international operations.
Operating earnings of $92.4 million in the period compared to $117.3 million in 2024. The operating margin of 20.0% compared to 23.5% a year ago.
Repair Systems & Information Group segment sales of $475.9 million in the quarter compared to $463.8 million last year, reflecting a $17.0 million, or 3.7%, organic sales increase, partially offset by $4.9 million of unfavorable foreign currency translation. The organic gain includes higher activity with OEM dealerships and increased sales of diagnostic and repair information products to independent repair shop owners and managers, partially offset by lower volumes of undercar equipment.
Operating earnings of $122.1 million in the period compared to $112.9 million in 2024. The operating margin improved 140 basis points to 25.7% from 24.3% last year.
Financial Services operating earnings of $70.3 million on revenue of $102.1 million in the quarter compared to operating earnings of $68.3 million on revenue of $99.6 million a year ago. Originations of $268.7 million in the first quarter represented a decrease of $33.0 million, or 10.9%, from 2024 levels.
Corporate expenses in the first quarter of $24.6 million compared to $14.7 million last year, which included a benefit from the legal payments.
Outlook
We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2025, Snap-on expects to make ongoing progress along its decisive runways for coherent growth, leveraging capabilities already proven in the automotive repair arena, developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, we project that capital expenditures in 2025 will approximate $100 million, of which $22.9 million was incurred in the first three months of the year.
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Snap-on currently anticipates that its full-year 2025 effective income tax rate will be in the range of 22% to 23%.
Conference Call and Webcast on April 17, 2025, at 9:00 a.m. Central Time
A discussion of this release will be webcast on Thursday, April 17, 2025, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.
Non-GAAP Measures
References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.
About Snap-on
Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2024, and is headquartered in Kenosha, Wisconsin.

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Forward-looking Statements
Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 28, 2024, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.
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For additional information, please visit www.snapon.com or contact:
Investors:                                Media:
Sara Verbsky                                Samuel Bottum
262/656-4869                                262/656-5793

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2025	2024

Net sales	$1,141.1	$1,182.3
Cost of goods sold	(562.6)	(585.6)
Gross profit	578.5	596.7
Operating expenses	(335.4)	(325.8)
Operating earnings before financial services	243.1	270.9

Financial services revenue	102.1	99.6
Financial services expenses	(31.8)	(31.3)
Operating earnings from financial services	70.3	68.3

Operating earnings	313.4	339.2
Interest expense	(12.4)	(12.5)
Other income (expense) – net	14.4	18.1
Earnings before income taxes	315.4	344.8
Income tax expense	(68.7)	(75.2)
Net earnings	246.7	269.6
Net earnings attributable to noncontrolling interests	(6.2)	(6.1)
Net earnings attributable to Snap-on Incorporated	$240.5	$263.5

Net earnings per share attributable to Snap-on Incorporated:
Basic	$4.59	$4.99
Diluted	4.51	4.91

Weighted-average shares outstanding:
Basic	52.4	52.8
Effect of dilutive securities	0.9	0.9
Diluted	53.3	53.7

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2025	2024
Net sales:
Commercial & Industrial Group	$343.9	$359.9
Snap-on Tools Group	462.9	500.1
Repair Systems & Information Group	475.9	463.8
Segment net sales	1,282.7	1,323.8
Intersegment eliminations	(141.6)	(141.5)
Total net sales	1,141.1	1,182.3
Financial Services revenue	102.1	99.6
Total revenues	$1,243.2	$1,281.9

Operating earnings:
Commercial & Industrial Group	$53.2	$55.4
Snap-on Tools Group	92.4	117.3
Repair Systems & Information Group	122.1	112.9
Financial Services	70.3	68.3
Segment operating earnings	338.0	353.9
Corporate	(24.6)	(14.7)
Operating earnings	313.4	339.2
Interest expense	(12.4)	(12.5)
Other income (expense) – net	14.4	18.1
Earnings before income taxes	$315.4	$344.8

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	March 29,	December 28,
	2025	2024
Assets
Cash and cash equivalents	$1,434.9	$1,360.5
Trade and other accounts receivable – net	852.7	815.6
Finance receivables – net	620.4	610.3
Contract receivables – net	116.4	120.0
Inventories – net	961.2	943.4
Prepaid expenses and other current assets	155.8	139.6
Total current assets	4,141.4	3,989.4

Property and equipment – net	547.7	542.6
Operating lease right-of-use assets	91.7	89.4
Deferred income tax assets	78.3	78.0
Long-term finance receivables – net	1,296.3	1,312.0
Long-term contract receivables – net	420.1	418.3
Goodwill	1,077.7	1,056.8
Other intangible assets – net	271.4	267.6
Pension assets	127.2	125.4
Other long-term assets	17.2	17.3
Total assets	$8,069.0	$7,896.8

Liabilities and Equity
Notes payable	$18.2	$13.7
Accounts payable	281.3	265.9
Accrued benefits	72.9	67.2
Accrued compensation	63.8	86.1
Franchisee deposits	71.1	70.9
Other accrued liabilities	492.6	457.7
Total current liabilities	999.9	961.5

Long-term debt	1,185.7	1,185.5
Deferred income tax liabilities	79.5	73.5
Retiree health care benefits	18.9	19.4
Pension liabilities	77.7	78.4
Operating lease liabilities	70.0	68.6
Other long-term liabilities	93.2	92.9
Total liabilities	2,524.9	2,479.8

Equity
Shareholders' equity attributable to Snap-on Incorporated
Common stock	67.5	67.5
Additional paid-in capital	543.5	557.7
Retained earnings	7,712.4	7,584.3
Accumulated other comprehensive loss	(499.5)	(575.0)
Treasury stock at cost	(2,303.1)	(2,240.4)
Total shareholders' equity attributable to Snap-on Incorporated	5,520.8	5,394.1
Noncontrolling interests	23.3	22.9
Total equity	5,544.1	5,417.0
Total liabilities and equity	$8,069.0	$7,896.8

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended
	March 29,	March 30,
	2025	2024
Operating activities:
Net earnings	$246.7	$269.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.3	18.2
Amortization of other intangible assets	5.7	6.3
Provision for losses on finance receivables	18.2	18.2
Provision for losses on non-finance receivables	5.8	4.9
Stock-based compensation expense	4.5	9.8
Deferred income tax provision	3.7	1.6
Gain on sales of assets	—	(0.2)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(33.4)	(47.9)
Contract receivables	2.9	(4.0)
Inventories	(3.0)	22.1
Prepaid expenses and other assets	(9.4)	(3.5)
Accounts payable	18.5	23.3
Accrued and other liabilities	20.0	30.3
Net cash provided by operating activities	298.5	348.7

Investing activities:
Additions to finance receivables	(218.9)	(248.0)
Collections of finance receivables	210.7	207.8
Capital expenditures	(22.9)	(21.8)
Disposals of property and equipment	0.1	1.1
Other	(1.0)	(2.3)
Net cash used by investing activities	(32.0)	(63.2)

Financing activities:
Net increase (decrease) in other short-term borrowings	4.5	(0.4)
Cash dividends paid	(112.2)	(98.2)
Purchases of treasury stock	(87.2)	(70.2)
Proceeds from stock purchase plans and stock option exercises	18.3	28.3
Other	(17.0)	(23.7)
Net cash used by financing activities	(193.6)	(164.2)

Effect of exchange rate changes on cash and cash equivalents	1.5	(1.8)
Increase in cash and cash equivalents	74.4	119.5

Cash and cash equivalents at beginning of year	1,360.5	1,001.5
Cash and cash equivalents at end of period	$1,434.9	$1,121.0

Supplemental cash flow disclosures:
Cash paid for interest	$(13.6)	$(13.7)
Net cash paid for income taxes	(19.8)	(14.7)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and Financial Services businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostics, equipment products, software, and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(Unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	March 29,	March 30,	March 29,	March 30,
	2025	2024	2025	2024

Net sales	$1,141.1	$1,182.3	$—	$—
Cost of goods sold	(562.6)	(585.6)	—	—
Gross profit	578.5	596.7	—	—
Operating expenses	(335.4)	(325.8)	—	—
Operating earnings before financial services	243.1	270.9	—	—

Financial services revenue	—	—	102.1	99.6
Financial services expenses	—	—	(31.8)	(31.3)
Operating earnings from financial services	—	—	70.3	68.3

Operating earnings	243.1	270.9	70.3	68.3
Interest expense	(12.4)	(12.5)	—	—
Intersegment interest income (expense) – net	17.0	16.7	(17.0)	(16.7)
Other income (expense) – net	14.4	18.0	—	0.1
Earnings before income taxes and equity earnings	262.1	293.1	53.3	51.7
Income tax expense	(55.4)	(62.3)	(13.3)	(12.9)
Earnings before equity earnings	206.7	230.8	40.0	38.8
Financial services – net earnings attributable to Snap-on	40.0	38.8	—	—
Net earnings	246.7	269.6	40.0	38.8
Net earnings attributable to noncontrolling interests	(6.2)	(6.1)	—	—
Net earnings attributable to Snap-on	$240.5	$263.5	$40.0	$38.8

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(Unaudited)

	Operations*		Financial Services
	March 29,	December 28,	March 29,	December 28,
	2025	2024	2025	2024
Assets
Cash and cash equivalents	$1,434.7	$1,360.4	$0.2	$0.1
Intersegment receivables	16.4	15.1	—	—
Trade and other accounts receivable – net	851.4	815.0	1.3	0.6
Finance receivables – net	—	—	620.4	610.3
Contract receivables – net	4.9	4.8	111.5	115.2
Inventories – net	961.2	943.4	—	—
Prepaid expenses and other current assets	158.9	143.8	10.6	9.4
Total current assets	3,427.5	3,282.5	744.0	735.6

Property and equipment – net	545.4	540.2	2.3	2.4
Operating lease right-of-use assets	86.2	83.8	5.5	5.6
Investment in Financial Services	400.4	403.5	—	—
Deferred income tax assets	51.9	51.8	26.4	26.2
Intersegment long-term notes receivable	816.3	831.8	—	—
Long-term finance receivables – net	—	—	1,296.3	1,312.0
Long-term contract receivables – net	8.5	8.4	411.6	409.9
Goodwill	1,077.7	1,056.8	—	—
Other intangible assets – net	271.4	267.6	—	—
Pension assets	127.2	125.4	—	—
Other long-term assets	35.5	35.6	0.2	0.2
Total assets	$6,848.0	$6,687.4	$2,486.3	$2,491.9

Liabilities and Equity
Notes payable	$18.2	$13.7	$—	$—
Accounts payable	279.8	265.4	1.5	0.5
Intersegment payables	—	—	16.4	15.1
Accrued benefits	72.8	67.2	0.1	—
Accrued compensation	61.9	83.5	1.9	2.6
Franchisee deposits	71.1	70.9	—	—
Other accrued liabilities	467.8	443.6	38.5	27.7
Total current liabilities	971.6	944.3	58.4	45.9

Long-term debt and intersegment long-term debt	—	—	2,002.0	2,017.3
Deferred income tax liabilities	79.5	73.5	—	—
Retiree health care benefits	18.9	19.4	—	—
Pension liabilities	77.7	78.4	—	—
Operating lease liabilities	64.4	63.0	5.6	5.6
Other long-term liabilities	91.8	91.8	19.9	19.6
Total liabilities	1,303.9	1,270.4	2,085.9	2,088.4

Total shareholders' equity attributable to Snap-on	5,520.8	5,394.1	400.4	403.5
Noncontrolling interests	23.3	22.9	—	—
Total equity	5,544.1	5,417.0	400.4	403.5
Total liabilities and equity	$6,848.0	$6,687.4	$2,486.3	$2,491.9

* Snap-on with Financial Services presented on the equity method.